CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

ATM Financial Corp. promotes ethical conduct in the practice of financial management. Senior financial officers hold an important and elevated role in corporate governance. They are uniquely capable and empowered to ensure that shareholders' interests are appropriately balanced, protected and preserved.

It is the policy of ATM Financial Corp. that the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar function will adhere to the following principles governing their professional and ethical conduct in fulfillment of their responsibilities:

1. Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2. Provide full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC as well as other public communications.

3. Comply with the laws of federal, state, and local governments applicable to ATM Financial Corp., and the rules and regulations of regulatory agencies.

4.  Be  accountable  for  promoting  adherence  to  this  code.